EXHIBIT 10ee
                                                                    ------------

                              EMPLOYMENT AGREEMENT
                              --------------------

         AGREEMENT (the "Agreement") made by and between PRESSTEK, INC., a Delaware corporation (the "Employer"), and Richard A. Williams (the "Employee").

         WHEREAS, the Employee has heretofore been employed as Chief Scientific Officer of the Employer;

         WHEREAS, the Employee wishes to continue in his employment with the Employer and the Employer wishes to continue its employment of Employee; and

         WHEREAS, the parties desire to amend, restate and supersede all previous agreements between the Employer and the Employee to the extent that they relate to the Employee's continued employment by Employer.

         NOW, THEREFORE, in consideration of the premises and of the promises hereafter contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is AGREED as follows:

         1. EMPLOYMENT. The Employee is employed as Chief Scientific Officer of the Employer from the date hereof through the term of this Agreement. The Employee shall render executive, policy, operations and other management services to the Employer of the type customarily performed by persons situated in similar executive and management capacities. The Employee shall perform such other related duties as the Board of Directors of the Employer may from time to time reasonably direct.

         2. COMPENSATION. The Employer agrees to pay the Employee during the Term of this Agreement as outlined in Schedule A attached. The base Salary of the Employee shall not be decreased at any time during the Term of this Agreement from the amount then in effect, unless the Employee otherwise agrees in writing. The Salary shall be payable to the Employee not less frequently than monthly.

         Participation in retirement and other employee benefit plans and fringe benefits shall not reduce the Salary payable to the Employee under this Section 2.

         3. PARTICIPATION IN STOCK OPTION, RETIREMENT AND EMPLOYEE BENEFIT PLANS; FRINGE BENEFITS. Subject to the eligibility requirements that may be applicable, the Employee shall be entitled to participate in any plan or arrangement of the Employer relating to stock options, stock purchases, pension, thrift, or profit sharing benefits, or other benefits under qualified or non-qualified deferred compensation plans, group life insurance, medical coverage, education or any other employee benefits that the Employer may adopt or make available for the benefit of the Employee or of executive employees generally.

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         In addition, during the term hereof, the Employer will cooperate in providing life insurance coverage on the life of the Employee through a split-dollar life insurance policy collateral assignment agreement, the terms and conditions of which shall be provided for in an agreement separate from this Agreement.

         The Employee shall also be entitled during the term of this Agreement to any fringe benefits which may be or become available, during the Term of this Agreement, to executive employees of the Employer, and to the payment or reimbursement of reasonable expenses for attending annual and periodic meetings of trade associations, and any other benefits which are commensurate with the duties and responsibilities to be performed by the Employee under this Agreement.

         4. EMPLOYMENT TERM. "Term," as used in this Agreement, shall refer to the Term of this Agreement as defined in this paragraph. The Term of the employment under this Agreement is for a five year period ending December 31, 2004 unless sooner terminated in accordance with the provisions hereof.

         5. STANDARDS. The Employee shall perform his duties and responsibilities under this Agreement in accordance with such reasonable standards as are established from time to time by the Board of Directors of the Employer. The reasonableness of such standards shall be measured against standards for executive performance generally prevailing in similar high technology companies.

         6. VOLUNTARY ABSENCES; VACATIONS. The Employee shall be entitled to vacation time during the Term of this Agreement to which the Employee may be entitled as an employee of the Employer. The timing of paid vacations shall be scheduled in a reasonable manner by the Employee.

         7. TERMINATION OF EMPLOYMENT.

         (a) (i) The Board of Directors of the Employer may terminate the Employee's employment at any time, but any termination by the Board of Directors other than termination for Cause shall require 180 days prior written notice and shall not prejudice the Employee's right to receive the compensation and other benefits set forth in this Agreement. In the event of a termination for Cause, the Employee shall have no right to receive such compensation or other benefits, including payment of legal fees and expenses incurred, for any period after the termination for Cause. Regardless of the reason for the termination of Employee's employment, other than termination for Cause, the Employer shall continue to be subject to any independent obligation to the Employee under any employee benefit plan in which the Employee is then a participant, and to the compensation set forth in this Agreement.

                  (ii) Unless termination is for Cause, the Employer shall be obligated concurrently with such termination, in lieu and replacement of Employee's

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                  entitlement to any compensation and other benefits under this
                  Agreement pursuant to Section 8(a)(i), to make a lump sum cash payment to the Employee as liquidated damages of an amount equal to the present value of the Employee's then current Salary under this Agreement calculated for a period based on the remainder of the Term hereof when the Agreement is terminated; provided, however, that if the termination of employment occurs in connection with or within two years after a "Change in Control" as defined in Section 8(b) hereof, the amount payable to the Employee shall be determined under
                  Section 8(a) as limited by Section 8(c) hereof. Such payment to the Employee shall be made on or before the Employee's last day of employment with the Employer. The liquidated damages shall not be reduced by any compensation which the Employee may receive for other employment with another employer after termination of his employment with the Employer. In addition, the Employee shall be entitled to have all existing retirement or employee benefits of the type referred to in Section 3 hereof continue for the remainder of the Term hereof when the Agreement is terminated, except as otherwise required by law or provided in the related retirement or other employee benefit plans or agreements.

                  (iii) References in this Agreement to "termination for Cause" shall mean termination on account of acts or omissions of the Employee which constitute Cause as defined below. Any determination with respect to a termination for Cause shall require the approval of a two-thirds vote of the full Board of Directors of the Employer. "Cause" shall mean any one or more, but only one or more, of the following:

                  (A) Conviction of a felony,

                  (B) Theft from the Employer,

                  (C) Breach of fiduciary duty involving personal profit,

                  (D) Sustained and continuous conduct by the Employee which adversely affects the reputation of the Employer, or

                  (E) Continued failure of the Employee substantially and
                      satisfactorily to perform his duties or obligations under this Agreement following 30 days' notice by the Employer to the Employee and a failure by the Employee to correct the deficiency cited in such notice (other than any such failure resulting from the Employee's incapacity due to physical or mental illness).

         (b) The Employee shall have no right to terminate his employment under this Agreement prior to the end of the Term of this Agreement, unless such termination is either approved by the Board of Directors of the

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                  Employer or is for Good Reason (as described in Section 8(a)
                  hereof) in connection with or within two years after a Change in Control (as defined in Section 8(b) hereof). In the event that the Employee violates this provision, or in the event that the Employee is terminated for Cause, the Employee shall be entitled to no further payments pursuant to this Agreement, and the Employer shall be entitled, in addition to its other legal remedies, to request a court of competent jurisdiction to enjoin the employment of the Employee with any significant competitor of the Employer, within a 30 mile radius of the Employer or any location at which the Employer operates at the time, for a period of one year or the remaining Term of this Agreement, whichever is less. Upon written consent, the Board may permit the Employee to work for a significant competitor during such period. During such period, even if the Employee is permitted to be employed by a significant competitor, he shall not without the approval of the Board of Directors of the Employer induce any officer of the Employer to accept employment from such significant competitor, nor shall he use proprietary and confidential information of the Employer for the benefit of such a significant competitor.

         8. CHANGE IN CONTROL.

                  (A)

                  (i) If during the Term of this Agreement there is a Change in Control of the Employer, and the Employee's employment with the Employer is terminated involuntarily (other than for Cause), or voluntarily for Good Reason (as defined below), in connection with or within two years after such Change in Control, then the Employee shall be entitled to receive the compensation and other benefits set forth as outlined in Schedule A attached.


                  (ii) As used herein, the term "Good Reason" means, unless previously consented to in writing by the Employee, the occurrence of any one of the following:


                  (A) The assignment to the Employee of duties and
                      responsibilities that are not at least substantially equivalent to the Employee's duties and responsibilities with the Employer immediately prior to such Change in Control;


                  (B) The failure to continue the Employee in a position and title that is at least substantially equivalent to the position held by the Employee with the Employer immediately prior to such Change in Control, except in connection with the termination of the Employee's employment for Cause or as a result of death or permanent disability;

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                  (C) A reduction in or failure to pay currently total annual cash compensation in an amount equal to or greater than the sum of the Employee's Salary at the highest annual rate in effect during the 12-month period immediately prior to such Change in Control.

                  (D) The Employee's benefits under any employee benefit or
                      welfare plan of the acquiring employer are less, or are reduced to less, other than reductions mandated by a change in law, than the benefits of similarly situated employees under any employee benefit or welfare plan of the acquiring employer in effect immediately prior to such Change in Control;

                  (E) The Employee is reassigned to a place of business which is more than 30 miles from Hudson, New Hampshire; or

                  (F) Any breach by the Employer or the acquiring employer of this Agreement.

                  (iii) Payment under this Section 8(a) shall be in lieu of any amount owed to the Employee as liquidated damages for termination without Cause under Sections 7(a)(i) and (ii) hereof. Payment under this Section 8(a) shall not be reduced by any compensation which the Employee may receive from other employment with another employer after termination of his employment with the Employer.

         (b) A "change in control of the Employer," for purposes of this Agreement, shall be deemed to have taken place if: (i) a third person, including a "group" as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, becomes the beneficial owner of shares of the Employer having 20 percent or more of the total number of votes that may be cast for the election of directors of the Employer; or (ii) as the result of, or in connection with, any cash tender or exchange offer, merger, or other business combination, sale of assets or contested election, or any combination of the foregoing transactions, the persons who were directors of the Employer before such transaction shall cease to constitute a majority of the Board of Directors of the Employer or any successor institution.

         (c) Notwithstanding any other provisions of the Agreement or of any other agreement, contract, or understanding heretofore or hereafter entered into by the Employee with the Employer, except an

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                  agreement, contract, or understanding hereafter entered into that expressly modifies or excludes application of this
                  Section 8(c) ("Other Agreements"), and notwithstanding any formal or informal plan or other arrangement heretofore or hereafter adopted by the Employer for the direct or indirect provision of compensation to the Employee (including groups or classes of participants or beneficiaries of which the Employee is a member), whether or not such compensation is deferred, is in cash, or is in the form of a benefit to or for the Employee (a "Benefit Plan"), the Employee shall not have any right to receive any payment or other benefit under this Agreement, any Other Agreement, or any Benefit Plan if such payment or benefit, taking into account all other payments or benefits to or for the Employee under this Agreement, all Other Agreements, and all Benefit Plans, would cause any payment to the Employee under this Agreement to be considered a "parachute payment" within the meaning of Section 280G(b)(2) of the Internal Revenue Code as then in effect (a "Parachute Payment"), as determined by a nationally recognized accounting firm selected by the Board. In the event that the receipt of any such payment or benefit under this Agreement, any Other Agreement, or any Benefit Plan would cause the Employee to be considered to have received a Parachute Payment under this Agreement, then the Employee shall have the right, in the Employee's sole discretion, to designate those payments or benefits under this Agreement, any Other Agreements, and/or any Benefit Plans, which should be reduced or eliminated so as to avoid having the payment to the Employee under this Agreement be deemed to be a Parachute Payment.

         9. EXPENSES. The Employee is authorized to incur, during the Term of this Agreement, reasonable expenses for promoting the business of the Employer, including without limitation expenses for entertainment, travel and similar items. The Employer will promptly reimburse the Employee for all such expenses, upon the presentation by the Employee, from time to time, of an itemized account of such expenses.

         10. LEGAL EXPENSES. The Employer shall indemnify and hold harmless the Employee from and against any and all costs and liabilities, including without limitation reasonable attorneys' fees, arising out of or in connection with being or having been an officer or director of the Employer, except in relation to matters as to which the Employee shall be finally adjudged not to have acted in good faith in the reasonable belief that his action or failure to act was in the best interest of the Employer.

         11. SUCCESSORS AND ASSIGNS; ASSUMPTION BY SUCCESSORS. All right here-under shall inure to the benefit of the parties hereto, their personal or legal representatives, heirs, successors or assigns. This Agreement may not be assigned or

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pledged by the Employee. The Employer will require any successor (whether direct or indirect, by purchase, assignment, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Employer in any consensual transaction expressly to assume this Agreement and to agree to perform hereunder in the same manner and to the same extent that the Employer would be required to perform if no such succession had taken place. References herein to the Employer will be understood to refer to the successor or successors of the Employer, respectively.

         12. OTHER CONTRACTS. The Employee shall not, during the Term of this Agreement, have any other paid employment (other than with a subsidiary or affiliate of the Employer) except with the prior approval of the Board of Directors of the Employer.

         13. ENTIRE AGREEMENT. This Agreement constitutes the entire Agreement between the parties and supersedes all prior employment agreements and understandings, whether written or oral.

         14. AMENDMENTS OR ADDITIONS. No amendments or additions to this Agreement shall be binding unless in writing and signed by the parties.

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         15. SECTION HEADINGS. The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement.

         16. SEVERABILITY. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

         17. GOVERNING LAW. This Agreement shall be governed by the laws of the United States where applicable and otherwise by the laws of the State of New Hampshire, except the choice of law rules thereof.

         IN WITNESS WHEREOF, the parties have executed this Agreement this 25th day of May, 2000.


                                       PRESSTEK, INC. (the "Employer")

                                       By:  /s/ Robert W. Hallman
                                           ----------------------------
                                           Robert W. Hallman
                                           President and Chief Executive Officer

                                       RICHARD A. WILLIAMS (the "Employee")

                                       By:  /s/ Richard A. Williams
                                           -----------------------------
                                           Richard A. Williams


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                                   SCHEDULE A
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COMPENSATION
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                  YEAR             COMPENSATION         ESTIMATED WORK DAYS
                  ----             ------------         -------------------

                  2000               $300,000                   200

                  2001               $250,000                   125

                  2002               $200,000                   100

                  2003               $150,000                    75

                  2004               $100,000                    50

         If necessary, this compensation schedule continues to be payable as outlined in the "R.A. Williams Trust."


STOCK COMPENSATION
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                  YEAR            AMOUNT OF OPTION SHARES
                  ----            -----------------------

                  2000                   100,000

                  2001+     as granted to the Board of Directors

BENEFITS
--------

         If necessary, insurances will continue through 2004 for the Employee's spouse.